Filed Pursuant to Rule 424(b)(3)
Registration No. 333-125581

Prospectus Supplement No. 5 dated September 26, 2006
(to Prospectus dated December 9, 2005)

17,000,000 Shares
CurrencySharesSM Euro Trust

        This Prospectus Supplement No. 5 amends and supplements our prospectus dated December 9, 2005 (the “Prospectus”). This Prospectus Supplement No. 5 should be read in conjunction with, and must be delivered with, the Prospectus and Prospectus Supplement No. 2 dated May 10, 2006, Prospectus Supplement No. 3 dated June 14, 2006 and Prospectus Supplement No 4. dated September 14, 2006 (collectively, the “Prospectus Supplements”).

        As of September 26, 2006, Euro Currency Trust changed its name to “CurrencySharesSM Euro Trust”. Consequently, all references to “Euro Currency Trust” in the Prospectus and the Prospectus Supplements are amended to read “CurrencySharesSM Euro Trust”.

        In connection with the name change, the Trust’s CUSIP has changed. The new CUSIP is 23130C 10 8. All references to the former CUSIP in the Prospectus and the Prospectus Supplements are amended to read “23130C 10 8".

        All of the other portions of the Prospectus, as amended by Prospectus Supplements, shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is September 26, 2006